Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	864-963-6484	954-766-2806
	billlowe@kemet.com	deandimke@kemet.com

KEMET ANNOUNCES AMENDMENT TO SENIOR NOTES

GREENVILLE, S.C., August 25, 2008 —KEMET Corporation (NYSE: KEM) today announced that it has entered into a second amendment with the holders of its 6.66% Senior Notes.  The second amendment extends the reduced consolidated minimum net worth required to be in compliance with the terms of the Senior Notes through September 30, 2008.

As a result of an impairment charge reported in the Company’s financial results for the quarter ended June 30, 2008, the Company would not have been in compliance with the consolidated minimum net worth covenant contained in the Senior Notes, which currently have an outstanding principal amount of $40.0 million.  The Company entered into an amendment with the holders of the Senior Notes on July 30, 2008, which lowered the required minimum consolidated net worth through August 31, 2008.  The Company has been, and is currently, in compliance with such covenant.

The Company is exploring various alternatives to replace the Senior Notes.  While the Company cannot provide any assurances, it currently believes that based upon the nature of its ongoing discussions with third parties that it will be successful in obtaining the necessary funds to replace the Senior Notes on or before September 30, 2008.

If the Company is not successful in obtaining new funds to replace the Senior Notes, or is not otherwise able to restructure, replace, or obtain an additional waiver of the consolidated minimum net worth covenant beyond September 30, 2008, the holders would be able to declare the Senior Notes due and payable.  This would also cause the Company to be in default under its existing agreements with UniCredit, relating to EUR 96.8 million (approximately $143 million) of outstanding indebtedness.  Further, a failure by the Company to either repay the Senior Notes or the UniCredit facility when due, or the absence of a recission of such repayment requirement by the holders of the Senior Notes and UniCredit, respectively, within thirty days, would allow the holders of the Company’s outstanding Convertible Senior Notes due 2026 to declare those Notes due and payable and require repayment of such Notes.  The Company currently has $175 million of outstanding Convertible Senior Notes.  The Company does not currently have the ability to repay the Senior Notes, the UniCredit facilities or its Convertible Senior Notes if such indebtedness is declared to be due and payable prior to its respective stated maturity.  A failure by the Company to repay its debt when due and payable would have a material adverse effect on the Company.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.
Tel: 864.963.6300 Fax: 864.963.6521

KEMET Corporation applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information about KEMET can be found at http://www.kemet.com .

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about the financial condition and results of operations of KEMET Corporation (the “Company”) that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competitive and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.